UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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BOX, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

STARBOARD VALUE L LP

STARBOARD VALUE R LP

STARBOARD VALUE R GP LLC

STARBOARD X MASTER FUND LTD

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

DEBORAH S. CONRAD

XAVIER D. WILLIAMS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Box, Inc., a Delaware corporation (the “Company”).

Item 1: On August 17, 2021, Starboard issued the following press release and statement to the Company’s stockholders:

STARBOARD ISSUES STATEMENT IN RESPONSE TO RECENT MATERIALS PUBLISHED BY BOX

NEW YORK, August 17, 2021 /PRNewswire/ -- Starboard Value LP (together with its affiliates, "Starboard" or "we"), one of the largest stockholders of Box, Inc. ("Box" or the "Company") (NYSE: BOX), with an ownership stake of approximately 8.6% of the Company's outstanding shares, today provided the following statement in response to recent materials published by Box.

“Starboard has been consistent in its view that change is needed at Box to ensure improved accountability for delivering results, enhanced compensation and governance practices, and stockholder-friendly capital allocation policies, and we believe there is a severe need for direct representation for common stockholders on the Board of Directors (the “Board”). We have focused our campaign on the opportunities we see to create substantial long-term value at Box for our collective interests as owners of the Company.

We are disappointed, but unfortunately not surprised, by the Company’s decision to resort to unfounded disparaging remarks in its latest attempt to maintain the status quo. We would note that when we have seen these kinds of desperate actions in the past, this type of rhetoric is typically driven by hired advisors and not generally from members of management or the Board.  Unfortunately, this seems to be evidence of the Board once again abdicating its responsibility and/or showing a lack of sophistication.

We know our fellow stockholders are more sophisticated and understand the issues and merits of the situation. We would highlight that Box barely attempted to dispute our statements regarding the blatantly false and misleading claims included in the Company’s investor presentation and, in fact, filed a revised version of one of its misleading and incorrect slides earlier today. We would also note that Box has still not addressed the clear and serious questions around the preferred equity financing and the Board’s decision to allow KKR, a ~$400 billion investment firm, to syndicate 70% of the transaction, likely for a fee, while only retaining a $150 million investment in Box. KKR’s investment represents an amount less than half the size of Starboard’s common stock investment in Box. Box has also failed to reasonably address many serious questions about the Company’s poor compensation and governance practices, other than by taking further reactive actions in an attempt to appease stockholders in the midst of this election.

The Company’s tactics during this contest and its poor performance for years should only confirm that stockholders need representation on the Board. Despite Box asking stockholders to support the status quo due to one or two quarters of mild improvement in certain trends, we would point out that Box has had a long history of false starts only to disappoint again in future quarters. As RBC Capital Markets stated in its equity research report on August 12, 2021:

“Proxy fight seems like the most likely reason for the release of preliminary results. To recap, activist investor Starboard has nominated three new directors to the board to replace three Box directors (including CEO Aaron Levie on, at least, a temporary basis). We echo many of Starboard's concerns in our recent initiation, namely on execution, and believe Box could benefit from greater oversight and board leadership.”

We remain open to working with Box, and, if elected, our nominees remain committed to constructively engaging with management and the Board to create long-term value for the benefit of all stockholders. Do not be fooled by the Company’s rhetoric, our interests are completely aligned with yours.

We appreciate the support received from our fellow stockholders to date and urge all stockholders to vote FOR Starboard’s slate of director nominees on the WHITE proxy card today.”

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
box@starboardvalue.com
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(855) 208-8901

Item 2: Also on August 17, 2021, Starboard uploaded the following materials to www.shareholdersforbox.com:

Shareholders for box | STARBOARD VALUE
Home About Starboard Our Nominees History Investor Materials How To Vote Contact

Investor Materials

PRESENTATIONS

Investor Presentation | August 9, 2021

PROXY STATEMENTS

Definitive Proxy | July 20, 2021

Proxy Materials Press Release | June 21, 2021

LETTERS & STATEMENTS

Starboard Value LP Delivers Letter to BOX Stockholders | August 16, 2021

Starboard Issues Statement Regarding Issuance of Detailed Investor Presentation on Box | August 9, 2021

Starboard Value LP Definitive Proxy Letter to BOX Stockholders | July 20, 2021

Starboard Value LP Books and Records Request Letter to BOX Stockholders | May 17, 2021

Starboard Value LP Delivers Nomination Letter to BOX Stockholders | May 10, 2021

Starboard Value LP Delivers Letter to BOX Stockholders | May 3, 2021

Starboard Value

Peter Feld
(212) 201-4878

Ajay Sundar
(212) 845-7924

Okapi Partners LLC

Bruce H. Goldfarb | Patrick McHugh
(212) 297-0720

STARBOARD VALUE

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